TECHNO-SCIENTIFIC CO-OPERATION: CONTRACT
FOR TRANSFER OF TECHNOLOGY AND MATERIALS

This Agreement effective as of ___________________,2004, between

(1)CHEMBIO DIAGNOSTIC SYSTEM, Inc. a company constituted under the laws of the state of Delaware, USA and with its headquarters at 3661 Horseblock Road, Medford, New York 11763, USA, represented in this act by its Director, hereinafter referred to as CHEMBIO;

AND

(2)FUNDAÇÃO OSWALDO CRUZ, a public foundation agency of the Brazilian Ministry of Health, organized in accordance with the laws of Brazil, having its main office at Avenida Brasil 4365, Manguinhos, Rio de Janeiro, RJ, CEP 21045-900, Brazil, CGC NI 33.781.055/0001-35, represented in this document by its President Dr. Paulo Marchiori Buss, hereinafter referred to as FIOCRUZ.

AND

(3)INSTITUTE OF IMMUNOBIOLOGICAL TECHNOLOGY, the FIOCRUZ unit producing vaccines and diagnostic kits, with headquarters at Avenida Brasil 4365, Manguinhos, Rio de Janeiro, RJ, Cep 21045-900, Brazil, represented by its Director Akira Homma, hereafter referred to as BIO-MANGUINHOS;

WHERE THE FOLLOWING HAS BEEN AGREED:

Considering that CHEMBIO is a company having as its main purpose the production of lateral flow rapid diagnostic test kits including but not limited to “HIV ½ Stat-Pak”, (hereinafter referred to as PRODUCT);

Considering that the parties signed, on the 10th of June, 2002, a Memorandum of Understanding, with the purpose of combining their efforts with the aim transferring the production of HIV ½ Stat-Pak and associated kit components thereof to FIOCRUZ;

Considering that CHEMBIO provided Bio Manguinhos, a FIOCRUZ unit, around 500 (five hundred) units of the PRODUCT as free samples, as well as the necessary technical documentation for a technical and operational evaluation of the PRODUCT, with BIO-MANGUINHOS having tested and approved the PRODUCT;

Considering that CHEMBIO possesses the confidential technical information for the Production of the rapid Test Kit based on immonochromatography and lateral flow, including, but not limited to, the STAT-PAK HIV-1/2.

THE PARTIES AGREE TO SIGN THE PRESENT CONTRACT, AS STIPULATED BELOW:

201651v1

DEFINITIONS

FINAL PRODUCT - Rapid test kit for HIV ½ produced by FIOCRUZ termed HIV ½Stat - Pak composed of tests based on immunochromatography and lateral low, adapted to rapid supports for use with serum, plasma or whole blood, sealed in individual laminated foil pouches containing also, lancets, transfer loops, band-aids and dessicants. Product insert and vials of buffer solution complete the final product.

BUFFER SOLUTION - Buffer solution as provided in the Product Specifications (Exhibit B) necessary for the tests to aid in routing the serum, plasma or whole blood.

INTERMEDIATE PRODUCT 0 - Bulk buffer and plastic support adapted to a test strip sensitized with synthetic peptides of the HIV 1/2, together with colloidal gold, a membrane for retaining cells and hemoglobin and a liquid absorbent membrane, in a manner as to function perfectly within the principles of immunochromatography and lateral flow, packaged in individual laminated foil pouches, , containing dessinants, having as accessories lancets, transfer loops capable of collecting 5uL and band aids dressing. BIO-MANGUINHOS dispences the buffer, inserts, labels and packages of the product, as well as performs storage and Quality Control

INTERMEDIATE PRODUCT I- Plastic support adapted to a test strip sensitized with synthetic peptides of the HIV 1/2, together with colloidal gold, a membrane for retaining cells and hemoglobin and a liquid absorbent membrane, in a manner as to function perfectly within the principles of immunochromatography and lateral flow, packaged in individual laminated foil pouches containing dessinants, having as accessories lancets, transfer loops capable of collecting 5uL and band aids dressing. BIO-MANGUINHOS produces the buffer, inserts, labels and packages of the product, as well as performs storage and Quality Control.

INTERMEDIATE PRODUCT II - Test membrane sensitized with synthetic peptides of the HIV 1/2 having as accessories the materials necessary for the production of the test supports, lancets, transfer loops capable of collecting 5uL and band aid. BIO-MANGUINHOS produces the plastic support adapted to a test strip sensitized with synthetic peptides of the HIV 1/2, together with colloidal gold, a membrane for retaining cells and haemoglobin and a liquid absorbent membrane, in a manner as to function perfectly within the principles of immunochromatography and lateral flow, packaged in individual laminated foil pouches containing dessicants, buffer, inserts, labels and packages the product, as well as performs storage and Quality Control.

PRODUCTS – includes mention of all or any PRODUCT, including the FINAL PRODUCT, INTERMEDIATE PRODUCT 0, INTERMEDIATE PRODUCT I and INTERMEDIATE PRODUCT II.

NET SALES – includes the sales undertaken by FIOCRUZ of the PRODUCT, excluding the industrial and commercial taxes, insurance, freight and packaging.

MINISTRY OF HEALTH – an organism in the administrative structure of Brazil’s Federative Republic which is basically charged with the formulation and execution of public health policy, acting in the following areas:
     national health policy;
  co-ordination and verification of the Sistema Único de Saude (Single Health System);
     environmental health and actions towards the promotion, maintenance and recovery of individual and collective health, including labor and native Indian health issues;
  health information;
     critical health material;
     general preventive measures, sanitary vigilance and control of borders and maritime and fluvial ports and airports;
     scientific and technological research in the area of health;

ANVISA – Agência Nacional de Vigilância Sanitária (National Sanitary Vigilance Agency) – created by law n. 9.782, of the 26th of January, 1999. It is an autarchy under a special regime, as such, a regulatory agency characterized by its administrative independence, stability of its directors during the mandate period and financial autonomy. Its administration is the responsibility of a board of directors having five members.

FIOCRUZ – Fundação Oswaldo Cruz – public foundation in public law, linked to the Brazilian Ministry of Health, it develops measures in the area of science and technology related to health, including basic and applied research activities, teaching, formulation of public health policies, health information and its diffusion, training of human resources, production of vaccines, drugs, diagnostic kits and reagents, quality control, development of health related technology and is a

SECTION 1 – Objective

1.1The present Contract for the Transfer of Technology and Material calls for the scientific and technological co-operation between FIOCRUZ and CHEMBIO for the production of the HIV ½ Stat-Pak produced by CHEMBIO DIAGNOSTIC SYSTEMS, INC., hereinafter referred to as the PRODUCT, which is to be produced by FIOCRUZ in its Bio-Manguinhos unit with both Parties estimating that the process for the transfer of technical knowledge for production, shall be completed on or before the third anniversary of the Effective Date of the present Contract. The schedule and process for this technology transfer is set forth in Exhibit A hereto.

  FIOCRUZ will register the PRODUCT at the ANVISA, in its own name following the Effective Date of this contract, counting for this purpose on the technical assistance of CHEMBIO, if necessary;
  For the manufacture of the FINAL PRODUCT by FIOCRUZ, CHEMBIO shall provide all the confidential technical information, the necessary materials, as decided and required by FIOCRUZ, included the supplier of the synthetic peptides, as well as providing the technical assistance which may be necessary, including that which may be requested by FIOCRUZ.

1.2. After the conditions of 3.2 (iii) have been met each Party shall forbear, directly or indirectly, from entering any negotiation or contract with third parties for the purpose of development, production and/or commercialization of the PRODUCT (or any other lateral flow HIV rapid test) without the knowledge and consent of the other Party.

SECTION 2 – Rights granted

2.1. CHEMBIO and FIOCRUZ agree that supply of the PRODUCT manufactured in BIO-MANGUINHOS shall, mainly, meet the public market in Brazil and members of Mercosul, as well as, occasionally, multilateral agencies of the United Nations and governments of developing countries, in accordance to the present legislation.

2.2. At the end of the technology transfer process, FIOCRUZ shall make the best efforts to meet, as soon as possible, the demand of the Brazilian Public Market. Only after having regularly met Brazilian public market, FIOCRUZ may offer to other customers, mainly, the countries of Mercosul, in accordance to the present legislation.

2.3. Neither Party has the right to sublicense to third parties the rights granted in this Section, except if formally authorized, in writing, by the other Party.

SECTION 3 – Conditions for entering into effect

3.1. This Contract shall become effective, Effective Date, when the following stages are cumulatively complied with and fulfilled.

1) it is examined and considered in accordance with the pertinent legislation by the FIOCRUZ attorney general; and
2) after registry at the Instituto Nacional de Propriedade Industrial (INPI-National Institute of Industrial Property), an agency of the Brazilian government, and the notification thereof to FIOCRUZ under the terms of Law n. 9.279, of the 14th of May, 1996.

3.2 Any of the Parties shall have the right to cancel this Contract, due to lack of conditions enabling it to become effective, in the occurrence of the following events:

(i) registration by the INPI is not granted within sixty days after the last date of signature by any of the Parties;
(ii) the Parties do not reach an agreement for compliance with the requirements made by the INPI within thirty days after notification of the requirement; and
(iii) in case the PRODUCT is not accepted by the DST/AIDS and for the use by FIOCRUZ , and the Parties did not reach another solution.

3.3. In the case that ANVISA does not register the PRODUCT, both Parties shall automatically consider this contract null and void, and consider this Technical-Scientific Cooperation at an end.

SECTION 4 – Transfer of technology

4.1 The transfer of technology for the local production of the FINAL PRODUCT by FIOCRUZ includes CHEMBIO sending technical production information, quality control, as well as assistance and training of technicians, where this process is described in Exhibit A I, which becoMonth an integral part of this Contract;

4.2 The transfer of technology shall take effect in three phases, and should be complete at the end of the third phase, and at its end FIOCRUZ shall be entirely capable of industrially producing the FINAL PRODUCT, in accordance with article 5, Exhibit A mentioned above.

4.3. Each step specified in the schedule for the transfer of technology (Exhibit A) will result an increasing amounts of the Brazilian local production represented by the achievement of PRODUCTS (IP0,IP1,IP2 IP3) until the completion of the technology process and the production of FINAL PRODUCT.

4.4 The responsibilities for both CHEMBIO and FIOCRUZ towards the completion of each event of the process for the transfer of technology are determined by the headings of the respective columns.

4.5 The transfer of technology (in each phase) shall be considered complete when after it is mutually agreed between the parties that the aims have been fulfilled.

SECTION 5 – Technical Assistance

5.1. CHEMBIO shall provide the technical assistance and services as specifically set forth in the Technology Transfer Schedule (Exhibit A) which services shall include but not be limited to the following:

  Training for FIOCRUZ technicians to gain an operational knowledge of the CHEMBIO installations, the production of cassettes, preparation of the buffer and package;
  Support towards registering the PRODUCT at the ANVISA;
  Drafting technical specifications of the industrial plans and equipment specifications.
  Training for FIOCRUZ technicians, as requested by BIO-MANGUINHOS, for the production of the immunochromatographic test supports, including the preparation of the Protein A-Gold colloidal, the sensitizing of the membranes with synthetic peptides, and, mainly, the overall revision of all the stages of the production process of the PRODUCT
  Providing data and assistance at the beginning of the Clinical Tests.

SECTION 6 – Confidentiality

6.1. CHEMBIO will provide FIOCRUZ, phase by phase, all the technical information necessary to the execution of the phase and all the stages of industrial production, during the course of this Contract.

6.2. CHEMBIO shall also provide FIOCRUZ all the technical information for the improvement of the production process of the FINAL PRODUCT, while this Contract remains in force.

6.3. FIOCRUZ will provide CHEMBIO the information concerning this Contract, with the intent of facilitating the technology transfer process.

6.4. All information received by one of the Parties from the other Party, during the course of this Contract, shall be kept confidential and shall not be disclosed to any third party, without the prior consent of the furnishing party, except when the information:

a) is to the knowledge of the receiving party before being disclosed by the furnishing party;
b) is obtained by the receiving party in a legal manner from a source other than the furnishing party, and such source did not require confidentiality of the receiving party, or did not limit or restrict the use of this fact by the receiving party;
c) is of public knowledge without the receiving party being responsible for this fact;
d) has been developed by the party independent of the information received, corroborated by written records;
e) has disclosure required by the receiving party (i) due to the necessity of obtaining government authorisations for use of the process and/or commercialisation of the PRODUCT, (ii) by legal requirement

6.5. The confidentiality obligations established in this Section will remain in force for a period of 5 years after the Effective Date or the cancellation of this Contract, whichever later.

SECTION 7 – Technical Information and Samples

7.1 CHEMBIO shall deliver to BIO-MANGUINHOS, within 30 (thirty) days after the sanction of this Contract by the INPI or immediately after signature of this contract, at the criteria of CHEMBIO:

  the technical information and documents necessary to register the PRODUCT at the ANVISA, in the name of BIO-MANGUINHOS; and
  samples of the PRODUCT necessary for prior analysis to be undertaken by the Instituto Nacional de Controle de Qualidade em Saude (National Institute for Quality Control in Health).

SECTION 8 - Delivery of Intermediary Products 0, I, and II

8.1FIOCRUZ shall make its best efforts to buy from CHEMBIO the PRODUCTS mentioned below, being accepted that all and any acquisition will ruled by terms and conditions of the Law no. 8.666/93, Law no. 4.320/64, Decree no. 93.872/86 and and the annual budget::

Year 1: SeMonthter 1: 150.000 unit of the INTERMEDIATE PRODUCT 0
Year 1: SeMonthter 2: 150.000 unit of the INTERMEDIATE PRODUCT I
Year 2: SeMonthter 1: 150.000 unit of the INTERMEDIATE PRODUCT I
Year 2: SeMonthter 2: 150.000 unit of the INTERMEDIATE PRODUCT II
Year 3: SeMonthter 1: 150.000 unit of the INTERMEDIATE PRODUCT II
Year 3: SeMonthter 2: 150.000 unit of the INTERMEDIATE PRODUCT II
Year 4 and after: All the phases of the technology transfer are finished and the production of the FINAL PRODUCT is started at plant of BIO-MAMGUINHOS.

The previous quantities must be considered cumulative provided that at least the quantities established above are purchased in accordance to the schedule above.

8.2. The prices per unit to be paid by FIOCRUZ to CHEMBIO will be the following stipulated below:

Prices US$ US$/Qts.(103)

1º seMonthter Prod. 0		2 e 3º seMonthter Prod. I	4 a 6º seMonthter Prod. II

Until 300 tests	2,40	2,35	1,70

From 301 to 500 tests	2,35	2,30	1,55

From 501 to 750 tests	2,20	2,15	1,31

From 750 to1.000 tests	2,15	2,10	1,21

Over 1.000 test-s	2,10	2,00	1,16

The prices established are to be applied on a cumulative basis as each product is being supplied by CHEMBIO accordance to Exhibit A.

The Parties agree that in case the products used in the tests procedures in Brazil are being sold for a price that prevents Bio-Manguinhos from manufacturing the PRODUCT for a competitive price, they shall discuss this matter in good faith and try to negotiate a different price. Such a negotiation shall regard mainly the Brazilian Public market price, progress of the technology transfer program, and number of products bought from CHEMBIO so far.

SECTION 9 – Orders, Delivery, Supply and Inspection

9.1 Orders and Forecast - Within thirty (30) days after the Effective Date, FIOCRUZ shall provide CHEMBIO with its first non-binding annual forecast estimated for PRODUCTS whereby these estimates for the annual period shall be reviewed and revised if necessary quarterly. Any order for PRODUCTS, shall be placed by FIOCRUZ at least two (2) months in advance of the desired delivery date for such PRODUCTS, whereby any order given hereunder shall become firm and binding on the Parties. All Orders for PRODUCTS I, shall be in writing and shall be subject to the terms hereof, and may not be altered by any additional or differing terms in FIOCRUZ’s purchase order or otherwise, without the prior written consent of the Parties.

9.2 Specifications, Testing Methods and Packaging. The PRODUCTS shall be prepared, tested, and packaged in accordance with the Product Specifications as set forth in Exhibit B.

9.3 Delivery - All sales of PRODUCTS shall be ex-works Medford, NY or such alternative site of principal manufacture located in the continental United States, as notified to FIOCRUZ by CHEMBIO in writing. CHEMBIO shall ship any Orders for quantities of PRODUCT that are less than or equal to FIFTY THOUSAND units within sixty (60) days of CHEMBIO’S acceptance of such Order. CHEMBIO shall ship any Order of PRODUCTS that are greater than FIFTY THOUSAND units within ninety (90) to one hundred twenty (120) days of CHEMBIO’S acceptance of such Order. CHEMBIO shall make the shipment of the PRODUCTS in packaging suitable for transportation of products. At the time of delivery of the PRODUCTS, CHEMBIO shall provide FIOCRUZ with a Certificate of Analysis in the form set forth in Exhibit C of this CONTRACT.

9.4. Inspection and Testing; Records

  Each shipment of PRODUCTS shall be subjected to a quality control inspection by CHEMBIO, as standard and customary for the industry. CHEMBIO shall number each shipment with a CHEMBIO lot number that is traceable to raw materials and/or components used in the manufacture of PRODUCTS.
  Upon receipt of the PRODUCT, FIOCRUZ shall inspect the quantity and appearance of said PRODUCTS. Should FIOCRUZ find any defect in the appearance of the PRODUCTS and/or quantity of the PRODUCTS between the ordered and the delivered PRODUCTS, FIOCRUZ shall notify CHEMBIO, in writing, within ten (10) days after FIOCRUZ’s receipt of such PRODUCTS. If CHEMBIO receives FIOCRUZ’S notice with regard to a shortage in quantities, weight or with regard to defects in Specifications, CHEMBIO shall promptly take measures to remedy the situation by, as the case may be, supplementing the initial shipment with sufficient PRODUCTS so as to satisfy that initial order or substituting the non-conforming PRODUCTS with PRODUCTS that meet the Specifications, without any additional expenses to FIOCRUZ. CHEMBIO shall maintain adequate records of PRODUCTS manufacture by batch and lot, including test and laboratory observation data, and will provide copies of such records to FIOCRUZ as requested, as reasonably necessary in connection with any FIOCRUZ Product recall.

SECTION 10 – Prices and Payments

10.1. Payment by FIOCRUZ for all orders of the PRODUCTS shall be via thirty days irrevocable letter of credit confirmed by a US bank and otherwise containing terms reasonably acceptable to CHEMBIO. Such letter of credit shall be issued to CHEMBIO prior to acceptance of the orders.

10.2. For the rights granted by CHEMBIO to FIOCRUZ for the intangible technical information for the production of the FINAL PRODUCT and the other obligations of CHEMBIO contained in this Contract, FIOCRUZ shall pay CHEMBIO a royalty o 5% (five per cent) of Selling Price of the Units.
10.2.1. 10.2.1 For royalties calculations, NET SALES of FINAL PRODUCT shall be regarded as the greatest potentially possible to be obtained by FIOCRUZ, considering the price to be charged similar to that one in arms length negotiations, or between non related parties, as well as the prices of similar and/or replacing products.

10.2.2 For royalties calculation purposes, NET SALES are defined as gross income of the FINAL PRODUCT undertaken by FIOCRUZ, taking commercial and industrial taxes, insurance, freight and packaging, as well as income of any import directly or indirectly carried out by CHEMBIO.

10.3. FIOCRUZ shall maintain a register of the sales and the royalties to be paid and already paid to CHEMBIO, having to inform CHEMBIO and quarterly the total amount to be paid.

10.4. CHEMBIO may assign a technician to confirm the accuracy of the accounting registers referred to in this in this Section 10, and FIOCRUZ will allow this technician complete access to this accounting data.

10.5. All royalty payments due to the paragraph 10.2 shall be made by FIOCRUZ to CHEMBIO quarterly, within a 30 days period, counted from the date FIOCRUZ is obliged to notify CHEMBIO the amount owed. The payments shall be deposited in a bank account to be designated by CHEMBIO.

10.6. Technical Assistance Services - The payments for the assistance services are included in the payments for the Technology, as determined in paragraph 10.2, but FIOCRUZ being responsible for paying the airline tickets, executive class, normal lodging and other travel expenses and a daily service fee in Real currency corresponding of U.S.$ 150.00 per person.

SECTION 11 – Government authorizations

11.1. FIOCRUZ shall be responsible for registering the PRODUCTS at ANVISA, as well as at the other government authorities of the MERCOSUL countries, although FIOCRUZ will have full support from CHEMBIO in providing the necessary information.

11.2. In the event ANVISA denies registry for the PRODUCTS, this Contract will be canceled and all its obligations will become null, except those determined in Section 6 of this Contract.

SECTION 12 – Term and Termination

12.1. This Contract will come into force between the Parties as of the Effective Date (i) for a period estimated in 3 years for the transfer of technology, and, (ii) at the end of this period, will remain in force for a period of 5 years as of the date of the first act in the market with the FINAL PRODUCT by FIOCRUZ, and (iii) shall be automatically renewed for a period of 5 (five) years, if INPI authorizes the renewal

12.2. This Contract may be terminated in the failure by any of the Parties to fulfil their obligations as determined in this Contract, which must be notified by the Party considered injured, with the violating Party having to make amends for the violation in a period of not more than 30 days counted as of the notification, without which the Contract may be terminated, whereby the injured Party may further seek remedial action.

SECTION 13 – Effects of termination

13.1. In the case this Contract should be rescinded, through the fault or unjustified initiative of FIOCRUZ, it shall hand over to CHEMBIO all and any documents (including any copy of such document) and all and any record, of any type and done by any means, that contains or concerns the technical information and any other technical information of a confidential nature provided by FIOCRUZ to CHEMBIO and any apparatus, substance or model that may, in some form, constitute a physical form or represent any such technical information or any such technical information of a confidential nature in the possession or in the power of FIOCRUZ at the moment of terminating this Contract.

13.1.1. FIOCRUZ will cease all and any use of the technical information or any other technical information of a confidential nature provided by CHEMBIO to FIOCRUZ for any purpose.
13.1.2. FIOCRUZ will cease production of the PRODUCT and, will negotiate the sale of the PRODUCT that remain stored in accordance with the Decree no. 99.658/90.

13.2. In the case this Contract becoMonth extinct through the expiry of its term or earlier, by fault or unjustified initiative of CHEMBIO, FIOCRUZ will not hand over any document (including any copy of such document) or any record, of any type and done by any means, that contains or concerns the technical information and any other technical information of a confidential nature provided by FIOCRUZ to CHEMBIO and any apparatus, substance or model that may, in some form, constitute a physical form or represent any such technical information or any such technical information of a confidential nature in the possession or in the power of FIOCRUZ at the moment of terminating this Contract.

13.2.1. FIOCRUZ will not cease all and any use of the technical information or any other technical information of a confidential nature provided by CHEMBIO to FIOCRUZ for any purpose.

13.2.2. FIOCRUZ will not cease production of the PRODUCT, and the payment of royalties will no longer be appropriate.

SECTION 14 - Controversies and disputes

14.1 The Parties agree that this CONTRACT shall be governed by the laws of Brazil and its courts shall have jurisdiction over any dispute that may occur from or related to this CONTRACT. Both CHEMBIO and FIOCRUZ recognize they shall not be considered excluded from adjudication and compliance with their obligations under this CONTRACT concerning countries other than Brazil (including, but not limited to the compliance with any restriction of one of the Parties outside the TERRITORY) by courts outside Brazil.

SECTION 15 - Obligations

15.1. CHEMBIO has the following obligations, in particular:.

1. that the PRODUCTS delivered to FIOCRUZ conform to the Specifications at the time of delivery and for the duration of the shelf life as stipulated in the Specifications, within the time frame allotted and if handled and stored in accordance with the Specifications and other instructions provided by CHEMBIO.
2. to provide FIOCRUZ with all the intangible technical information necessary for the manufacture, quality control and commercialization of PRODUCT.
3. to provide FIOCRUZ a list of installations, equipment and personnel necessary to comply with the all phases of the technology transfer as the schedule of Exhibit A and render free technical assistance, in accordance with the provisions of Section 5.

15.2. FIOCRUZ has the following obligations, in particular:

1. to register the PRODUCT at ANVISA
2. to assume responsibility for all the expenses of buying the equipment and installations, as well as for all the employment, training and supervision of the agreed services to be provided by CHEMBIO concerning the technology transfer.
3.To attend the DST/AIDS Program demand as estimated set forth in Section 8.1.

15.3. If FIOCRUZ does not satisfy Section 15.2.3, the Parties in good faith will discuss methods to cure the breach of this situation. This shall not prohibit CHEMBIO’s right to suspend or terminate the Agreement according to the Section 12.2.

SECTION 16 – Intellectual Property Rights and Improvements

16.1. CHEMBIO guarantees that no right of intellectual property belongs to Parties or third parties, which might prevent the product from being manufactured. If any technical information disclosed by CHEMBIO to BIO-MANGUINHOS should violate the rights of intellectual property of third parties, CHEMBIO shall be responsible for any costs and indemnification incurred, and BIO-MANGUINHOS shall help advocating for CHEMBIO, giving notice of the related matters.

16.2. Should any improvement be made by any of the Parties concerning the PRODUCT, during the term of this Contract, that Party shall promptly disclose the improvement to the other Party, and both Parties will negotiate and reach an agreement concerning the treatment of such improvement. The legal right of the Party that developed the improvement will be respected. Except in the case of improvements that alter substantially the Product, the improvements will be used by both of the Parties without any remuneration to the other Party, and, in this event, the permitted use shall be done without any new contract or addendum to this CONTRACT.

SECTION 17 – Informing of adverse experiences and recall of the PRODUCT

17.1. Each Party will provide the other with the name, position and fax and telephone numbers of a designated safety representative to whom all reports governed by this Section shall be addressed to.

Dr. Avi Pelossof
Vice President – Sales and Marketing
CHEMBIO DIAGNOSTIC SYSTEM, Inc.
3661 Horseblock Rd., Medford
New York 11763
USA

and

Dr. Akira Homma
Diretor
Fundação Oswaldo Cruz – FIOCRUZ
Instituto de Tecnologia em Imunobiológicos – BIO-MANGUINHOS
Pabilhão Rocha Lima
Av. Brasil 4365 – Manguinhos
21.045-900 Rio de Janeiro, RJ
Brasil

17.2. If any of the Parties receives a report of any adverse experience concerning the Product, such Party will notify the problem to the regulatory authority of the country in which the occurrence was reported, observing the laws and regulations of such country. A copy of each such report will simultaneously be forwarded to the other Party.

17.3. Each Party will inform the other by telephone, fax, e-mail or any other means, with notification by registered mail being indispensable:

  within a business day as of receipt by the central safety department/committee of the Party, of any unexpected serious and fatal or life threatening adverse experience;
  within 5 business days as of receipt by the central safety department/committee of the Party, of all other serious adverse experiences.

17.4. A monthly summary of all the adverse experiences will be undertaken in writing by any of the Parties to the other Party, indicating which cases previously reported in accordance with this Section.

17.5. Any other additional information received by a Party about any serious adverse experience, or any information that renders an adverse experience into a serious adverse experience, will also be informed by telephone, fax, e-mail or any other means, with notification to the other Party by registered mail being indispensable within one or five business days as of receipt by the first Party (as appropriate, in accordance with the criteria defined in paragraph 17.3.).

17.6. The Party that receives the notification of an adverse experience shall employ reasonable efforts to follow the case and inform the other Party.

17.7. The Parties, as soon as they have knowledge of an occurrence with the PRODUCT, will take all the measures necessary to recall the PRODUCT from the circulation, as well as promptly seeking to comply with the national legislation of the country in question.

SECTION 18 - Limited Warranty and Indemnification

18.1. In the event that the PRODUCTS do not conform to the Specifications and such failure does not result from the fault, negligence or wilful misconduct of FIOCRUZ or any of its Affiliates or their directors, officers, agents or employees, CHEMBIO shall replace them immediately upon written request by FIOCRUZ, as set forth in Section 8.4 above. In the event that there is a disagreement between the Parties as to the conformity of the PRODUCTS to the Specifications, a neutral third Person, mutually agreed upon, shall test the PRODUCTS. The Party whose assertion as to the conformity or non-conformity of the PRODUCTS is not confirmed by such neutral review shall bear the costs of carrying out such review. FIOCRUZ shall return the non-conforming PRODUCTS at its own cost, unless it is determined that the non-conforming PRODUCTS do not meet Specifications. In such event, in addition to replacing the non-conforming PRODUCTS, CHEMBIO will reimburse FIOCRUZ for the costs of returning the non-conforming PRODUCTS.

18.2. FIOCRUZ has the expertise and skill in the commercialization and use of the PRODUCT and has made its own evaluation of the capabilities, safety, utility and commercial application of the product. CHEMBIO makes no representation and extends no condition or warranty of any kind, either express or implied, with respect to the suitability of the product, for use by fiocruz other than as specifically provided in the immediately preceding paragraph; and expressly disclaims any warranties of merchantability, satisfactory quality, fitness for a particular purpose and any other implied warranties with respect to the capabilities safety, utility or commercial application of the product FIOCRUZ shall indemnify and hold CHEMBIO, its directors, officers, agents or employees, or any of its Affiliates or their directors, officers, agents or employees (collectively, the “CHEMBIO Parties”; individually, a “CHEMBIO Party”) harmless from any and all liability, damage, loss, cost or expense resulting from any claims or suits brought against any FIOCRUZ Party by any third person which arise solely from FIOCRUZ’s use of the PRODUCT and/or FIOCRUZ’s manufacture, handling or sale of PRODUCTS, unless such liability, damage, loss, cost or expense is directly attributable to any fault, negligence, or wilful misconduct of a CHEMBIO Party or to the failure of the PRODUCT to conform to Specifications or the warranties made in this Agreement.

18.3. In the event that the use of any PRODUCTS infringes or would infringe any third Person patent rights, the Party first becoming aware of same shall notify the other and the Parties shall discuss the matter and decide on a course of action. Should any such infringement claim or suit be made with regard to the PRODUCTS, CHEMBIO may change the PRODUCTS so as to make them non-infringing ;
  obtain rights to the third Person PRODUCTS and make such rights available to FIOCRUZ; or
  if neither of the foregoing options is commercially feasible, terminate this Contract without any indemnity to FIOCRUZ.

Despite the agreement above, in the eventuality of the occurrence of an indemnity to be made to the owner of the patent, such indemnity shall be the entire responsibility of CHEMBIO, considering that FIOCRUZ is not party to the intangible confidential information to be furnished by CHEMBIO under the obligations of this Contract.

SECTION 19 - Assignment of Rights:

19.1. No rights or obligations under this Contract may be assigned or transferred by any of the Parties in this Contract to any third party, including the successor of any of the Parties, without prior consent in writing by the other Party, and any attempt to cede or transfer without such consent will be considered null and void.

SECTION 20 – Notification

20.1. Any notification to be furnished in accordance with this CONTRACT shall be by registered airmail, even after prior notification by any other means, sent to the addresses of the headquarters of each of the Parties contained in the beginning of this document. A Party may change such address for purposes of notification, by notification sent to the other Party, in accordance with the determinations of this Section.

20.1.1. Any notification to CHEMBIO shall be addressed as follows:

Dr. Avi Pelossof
CHEMBIO DIAGNOSTIC SYSTEM, Inc.
Horseblock St. 3661, Medford
New York 11763
USA

20.1.2. Any notification to FIOCRUZ shall be addressed as follows:

Dr. Akira Homma
Diretor
Fundação Oswaldo Cruz – FIOCRUZ
Instituto de Tecnologia em Imunobiológicos – BIO-MANGUINHOS
Pabilhão Rocha Lima
Av. Brasil 4365 – Manguinhos
Rio de Janeiro, RJ 21.045-900
Brasil

SECTION 21 – Duplicates of this Contract

21.1. This Contract is executed with two duplicated originals in the Portuguese language and two duplicated originals in the English language. The texts in Portuguese and English are true and faithful translations, one of the other, but in the case of difference between the two texts, the text in Portuguese shall prevail.

SECTION 22 – Exclusions

22.1. In the event any of the dispositions of this Contract should come to be considered invalid or impossible to enforce due to being in violation of any law or regulation, the remaining dispositions of this Contract shall remain valid and in force, as if the disposition being invalid or impossible to enforce were not part of the Contract. Both Parties agree to substitute such disposition with a new valid and applicable disposition capable of attaining the purposes of this Contract and the original intentions of the Parties, wherever possible under the applicable laws.

SECTION 23 – Entire content

23.1. This Contract represents the entire content and agreement between the Parties concerning the subject of the Contract, as of the Effective Date of this Contract, and supercedes all and any Contract, negotiation, understanding, representation, request or prior document made and exchanged between the Parties concerning such subject. No amendment, modification or alteration to any of the terms and conditions of this Contract or renouncement concerning these shall be considered valid and in force by the Parties, unless done in writing and signed by both the Parties considered here.

SECTION 24 – Non-competition

24.1. During the term of the Contract, CHEMBIO shall not transfer the technology for the manufacture of the PRODUCT in Brazil to any third party in Brazil, without prior written consent from FIOCRUZ.

24.2. During the term of the Contract, FIOCRUZ shall not transfer the technology for the manufacture of the PRODUCT to any third party without prior written consent from CHEMBIO.

SECTION 25 – Force majeure

25.1. Neither of the Parties can be held responsible to the other Party for any impossibility to comply with its obligations in this Contract, provided they are the result of war, revolution, strike, acts of God, official acts by the government or any other event that is beyond reasonable control of that Party; however, in the occurrence of an event of force majeure, the Party whose compliance with its obligations was affected shall immediately inform the other Party, aiming to jointly encounter measures that may circumvent the problem.

AND, BEING IN AGREEMENT AFTER HAVING BEEN READ AND FOUND IN ACCORDANCE, THE PARTIES SIGN THE PRESENT INSTRUMENT, IN FOUR PARTS, WITH TWO IN THE ENGLISH LANGUAGE AND TWO IN THE PORTUGUESE LANGUAGE, ALL HAVING THE SAME CONTENT AND FORM, WITH ONE SINGLE EFFECT, IN THE PRESENCE OF THE WITNESSES BELOW.

Local:	Local:
Data:	Data:
Chembio Diagnostic System, Inc.	Fundação Oswaldo Cruz
Lawrence A. Siebert	Paulo Buss
Presidente	Presidente
Instituto de Tecnologia em Imunobiológicos
Akira Homma
Diretor
Testemunhado por:

________________________________       ____________________________

________________________________       _____________________________